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                                                                    Exhibit 99.2

For Immediate Release
November 7, 2001


  Triton PCS Announces Pricing of $400 Million of Senior Subordinated Notes
                              in Private Offering

Berwyn, Pa., Nov. 7 - Triton PCS, Inc. today announced that it priced $400 million of 83/4% Senior Subordinated Notes due 2011. This represents an increase over the proposed $300 million senior subordinated notes offering previously announced. The net proceeds of the offering will be used to repay borrowings under its senior bank credit facility. Closing of the offering is scheduled for Wednesday, November 14, 2001.

The senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Triton PCS, Inc. is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (NYSE: TPC). Based in Berwyn, Pennsylvania, the company is a leading provider of digital wireless phone service in the Southeast licensed to operate in a contiguous  area  covering  more  than 13  million  people  in  Virginia,  North
Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky. The company markets its services under the brand SunCom, a member of the AT&T Wireless Network.

For more information on Triton PCS and its products and services, visit the company's websites at: www.tritonpcs.com and www.suncom.com.
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Statements in this press release regarding Triton PCS's business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton files from time to time with the U.S. Securities and Exchange Commission.